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NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  April 29, 2005

CONTACT:  Steven R. Williams - (304) 842-3597  http://www.petd.com

Petroleum Development Closes Second 2005 Partnership;

Announces 1st Quarter Earnings Release and Conference Call

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) (PDC) today announced that it has closed its second 2005 drilling Partnership with $40 million in subscriptions, the maximum allowed under its registration.  The first Partnership of 2005 was closed in January 2005 with $40 million in subscriptions.

PDC CEO Steven R. Williams commented, "Our Rocky Mountain drilling results and strong energy prices continue to attract interest in the investment community. We appreciate the confidence of the clients and  financial planners who have chosen PDC as their investment opportunity."

Plans call for the partnership wells to be drilled in Wattenberg Field and the Piceance Basin in Colorado, the Company's current areas of drilling operations. Wells in other areas are also permissible under the partnership agreement.  The Company purchases a 20% interest in each partnership.

The Company plans the offering of its third and final partnership of 2005 later in the year with maximum subscriptions of $35 million.

Additionally, the Company will release 1st Quarter 2005 earnings after the market closes on Thursday, May 5th.  On Monday, May 9, 2005, you are invited to join its earnings conference call which will be broadcast live over the internet as well as by telephone at 11:00 a.m. EDT. Steve Williams, CEO and Darwin L. Stump, CFO, will participate and be available for questions during the call.

What:     Petroleum Development First  Quarter Earnings Conference Call

When:    Monday , May 9, 2005 at 11:00 a.m. Eastern Daylight Time

Where:   www.petd.com

How:       Log on to the web address above or call (877) 407-8033

                Replay Number: (877) 660-6853 (Account #286 and Conference ID #149988)

                (Replay will be available approximately one hour after the conclusion of the call)

Contact:  Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597